GLOBAL CORNERSTONE HOLDINGS LIMITED ORDINARY SHARES AND WARRANTS TO
COMMENCE TRADING SEPARATELY ON APRIL 29, 2011

April 28, 2011– New York, NY – Global Cornerstone Holdings Limited (OTCBB:GCRSF) (the “Company”) announced today that Citigroup Global Markets Inc., (“Citi”) the representative of the underwriters of its initial public offering of units, which was consummated on April 20, 2011, has notified the Company that commencing on Friday, April 29, 2011, the holders of the Company’s units may elect to separately trade the ordinary shares and warrants underlying the units. Those units not separated will continue to trade on the Over-The-Counter Bulletin Board under the symbol “GCRSF” and each of the ordinary shares and the warrants will trade under the symbols “GHCSF” and “GHBSF”.

Citi acted as the sole book running manager and representative of the underwriters of the offering.  Deutsche Bank Securities, Inc. and Ladenburg Thalmann & Co., Inc., acted as co-managers of the offering.

The Company is a blank check company recently formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or assets.  The Company will not be required to make an acquisition in a particular industry, geographic region or of minimum transaction value.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on April 15, 2011. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Tel: 800 831-9146 or e-mail: batprospectusdept@citi.com).

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Company Contacts:

James D. Dunning, Jr., Chairman & Chief Executive Officer
Byron Sproule, Chief Financial Officer and Executive Vice President
(212) 822-8165